                                                              EXHIBIT 99.2

                            FOR IMMEDIATE RELEASE

                 MBf USA, INC. REPORTS THIRD QUARTER RESULTS

Itasca, Illinois -- November 14, 1996 -- MBf USA, Inc. (The NASDAQ SmallCap Stock Market: MBFA) today announced unaudited financial results for the third quarter and nine months ended September 30, 1996 (see attached tables).

For the three months ended September 30, 1996, MBf USA's revenues increased 4.8% over the same period in 1995 to $12,933,782, due primarily to improved sales by its Chicago-based American Health Products Corporation ("AHPC") subsidiary, one of the nation's leading suppliers of latex examination gloves to the medical market. Gains by AHPC allowed the Company to reduce the net loss for the three month period to $274,228, or $0.07 per share, as compared to last year's third quarter net loss of $417,320, or $0.18 per share.

For the nine month period ended September 30, 1996, revenues increased by over 12% to $36,264,217 from $32,269,683 for the comparable period of 1995. For the year-to-date, MBf USA had a consolidated net loss of $1,004,218, or $0.31 per share versus a loss of $4,712,928, or $2.01 per share for the same period last year. The loss was due to continued costs associated with the Company's introduction of Playboy(R) condoms in international markets and its low sales volume. The prior period included a restructure charge of $1,808,757 related to its management and business restructuring which was completed by June 30, 1995.

Mr. Heng Sewn Loi, Chairman, stated "AHRC and MBf USA's 70% owned Indonesian glove plant, PT MBf Buana Multicorpora, continued to make profits contribution during the third quarter of 1996. The Company has reached an amicable settlement with Playboy Enterprises, Inc. to exit the Playboy(R) condom business. With this agreement, the Company expects the financial performance to improve from now on as it will focus on developing the profitable glove business."

Mr. Edward J. Marteka, President, said "Glove sales continue to remain strong with solid gains in higher margin product mix. The Company is well poised to focus on our profitable glove business now that the agreement to exit the condom business is finalized."

MBf USA, Inc. and its subsidiaries market Glovetex(R) brand and OEM medical examination gloves in the United States.

This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

                                 #### #### ####

                                     -more-

                                 MBf USA, Inc.
                     Consolidated Statements of Operations
                                  (unaudited)

                                                      For the Three Months            For the Nine Months
                                                      Ended September 30,             Ended September 30,
                                                       1996           1995            1996          1995
                                                   ---------------------------      --------------------------
                                                        $               $                $             $
Revenues                                           12,933,782      12,338,706        36,264,217    32,269,683

Loss from Continuing Operations                      (274,228)       (437,807)       (1,004,218)   (4,645,196)

Income (Loss) from Discontinued Operations                 -           20,487                -        (67,732)
                                                  -----------     -----------       -----------   -----------
Net Loss                                          $  (274,228)    $  (417,320)      $(1,004,218)  $(4,712,928)
                                                  ===========     ===========       ===========   ===========

Net Loss Per Share                                      (0.07)          (0.18)            (0.31)        (2.01)

Total Weighted Average Shares Outstanding           3,938,200       2,347,280         3,257,730     2,347,280

                                ###          ###

CONTACT

MBf USA, Inc.                     or       MBf USA's Investor Relations Counsel
Heng Sewn Loi, Chairman                    The Equity Group
Edward J. Marteka, President               Tripp Whetsell (212) 836-9613
Stephen Tan, Chief Financial Officer       Linda Latman (212) 836-9609
(630) 285-9191





                                     Page 2